Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount to be Registered	Proposed Maximum Offering Price (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Shares of Common Stock sold to selling stockholders in private placement (3)	11,000,000	$0.155	$1,705,000	$187.89
Common Stock Underlying Warrants (4)	655,905	0.155	101,665	11.20
Common Stock Underlying Note (5)	6,923,077	0.155	1,073,077	118.25
Total	18,578,982		$2,879,742	$317.34

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on OTCQB on September 18, 2023.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed aggregate offering price, at a rate of $110.20 per million for covered sales occurring on charge dates on or after April 30, 2023.
(3)	This Registration Statement covers the resale under a resale Prospectus (the “Resale Prospectus”) by Selling Stockholders of the Registrant of up to 11,000,000 shares of common stock to be issued as an indirect primary offering to the Selling Stockholders pursuant to a Closing Agreement with TRITON FUNDS LP.
(4)	This Registration Statement covers the resale under a resale Prospectus (the “Resale Prospectus”) by Selling Stockholders of the Registrant of shares of Common Stock issuable upon exercise of 655,905 Warrants issued as per engagement letter to our Investment Banker, WallachBeth Capital LLC (Member FINRA/SIPC).
(5)	This Registration Statement covers the resale under a resale Prospectus (the “Resale Prospectus”) by Selling Stockholders of the Registrant of shares of Common Stock issuable upon conversion of a $900,000 Note, originally issued on May 3, 2021, and amended on May 5, 2023.

The Registrant hereby file this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.